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                                                                    Exhibit 20.3

                            [Letterhead of KPMG LLP]

                         Independent Accountants' Report



Mellon Bank Premium Finance Loan Master Trust
c/o Bank One, N.A., as Trustee

AFCO Credit Corporation, as Servicer
AFCO Acceptance Corporation, as Servicer

We have examined the accompanying assertion made by management on AFCO Credit Corporation's and AFCO Acceptance Corporation's (jointly "AFCO") compliance, as Servicer, with Sections 4.2, 4.3, 4.5 and 8.8, of the Pooling and Servicing Agreement for the Mellon Bank Premium Finance Loan Master Trust and Sections 4.7(a)(i) and 4.8 of the Supplement (Series 1996-1), both dated December 1, 1996 (as amended, collectively, the "Agreement") for the year ended December 31, 2000. Management is responsible for AFCO's compliance with the aforementioned sections of the Agreement. Our responsibility is to express an opinion on management's assertion about AFCO's compliance based upon our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about AFCO's compliance with the aforementioned sections of the Agreement and performing such other procedures as we considered necessary in the circumstances.
We believe our examination provides a reasonable basis for our opinion.
Our examination does not provide a legal determination on AFCO's compliance with the Agreement.

In our opinion, management's assertion that AFCO was materially in compliance with the aforementioned sections of the Agreement for the year ended December 31, 2000, is fairly stated, in all material respects.


                                               /s/ KPMG LLP
                                               ---------------------------------

Pittsburgh, Pennsylvania
March 6, 2001

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     [Letterhead of AFCO Credit Corporation and AFCO Acceptance Corporation]


               Management Report on AFCO Credit Corporation's and
   AFCO Acceptance Corporation's Compliance, as Servicer, with the Servicing
               Requirements of the Pooling and Servicing Agreement


Management of AFCO Credit Corporation and AFCO Acceptance Corporation (jointly, "AFCO"), as Servicer, is responsible for compliance with the servicing requirements in Sections 4.2, 4.3, 4.5, and 8.8 of the Pooling and Servicing Agreement for the Mellon Bank Premium Finance Loan Master Trust and Sections 4.7(a)(i) and 4.8 of the Supplement (Series 1996-1), both dated as of December 1, 1996 (as amended, collectively, the "Agreement").

Management has performed an evaluation of AFCO's compliance with the aforementioned sections of the Agreement for the year ended December 31, 2000. Based upon this evaluation, management believes that, for the year ended December 31, 2000, AFCO, as Servicer, was materially in compliance with the aforementioned sections of the Agreement.



/s/ Daryl J. Zupan                              /s/ C. Leonard O'Connell
------------------------------------            --------------------------------
Daryl J. Zupan                                  C. Leonard O'Connell
President                                       Senior Vice President, Treasurer
                                                and Chief Financial Officer

March 6, 2001